EXHIBIT 5

[LETTERHEAD OF STROOCK & STROOCK & LAVAN LLP]

           May 9, 2001

Orion Power Holdings, Inc.
7 East Redwood Street
Baltimore, Maryland 21202

Re:	Orion Power Holdings, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Orion Power Holdings, Inc., a Delaware corporation (the “Company”), in connection with certain matters involving the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), covering 7,500,000 shares of the Company’s common stock, par value $.01 per share (the “Original Shares”), which may be issued pursuant to the 1998 Stock Incentive Plan of Orion Power Holdings, Inc. (the “Plan”), such additional shares (the “Additional Shares”) as may be issued pursuant to the antidilution provisions of the Plan, and the Associated Rights to Purchase Series A Junior Participating Preferred Stock (the “Rights”) which are attached to and trade with the shares of common stock.

We have examined copies of the Certificate of Incorporation and By-laws of the Company, each as amended to date, the Plan, the minutes of various meetings of the Board of Directors of the Company and the original, photostatic or certified copies of all such records of the Company, and all such agreements, certificates of public officials, certificates of officers and representatives of the Company or others, and such other documents, papers, statutes and authorities as we deemed necessary to form the basis of the opinions hereinafter expressed. In such examination, we have assumed the genuineness of signatures and the conformity to original documents of the documents supplied to us as copies. As to various questions of fact material to such opinions, we have relied upon statements and certificates of officers of the Company and others.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York, and we do not purport to be experts on, or to express any opinion herein concerning, any law other than the laws of the State of New York, the Delaware General Corporation Law or the federal laws of the United States of America.

Based upon the foregoing, we are of the opinion that all of the Original Shares, the Additional Shares and the Rights covered by the Registration Statement have been duly authorized and, when issued under the circumstances contemplated in the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to your filing a copy of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ STROOCK & STROOCK & LAVAN LLP

STROOCK & STROOCK & LAVAN LLP